                                                                      EXHIBIT 11

                     JEFFERIES GROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                     1995      1994      1993
                                                                    -------   -------   -------
Common stock and common equivalents:
  Average number of common shares.................................   11,100    11,620     9,838
  Common stock equivalent shares related to employee stock
     plans........................................................      860       758       452
                                                                    -------   -------   -------
          Total average common stock and common stock equivalents
            used for primary computation..........................   11,960    12,378    10,290
Average common stock assumed issued pursuant to convertible
  subordinated debentures and an adjustment of average common stock equivalents to period-end market price, if higher than
  average price...................................................       74     --        2,064
                                                                    -------   -------   -------
          Total average common stock, common stock equivalents and
            other dilutive securities.............................   12,034    12,378    12,354
                                                                    =======   =======   =======
Earnings:
  Net earnings....................................................  $28,529   $20,224   $28,947
  Adjustment to subsidiary earnings --
     common stock equivalents on subsidiary.......................    --         (125)    --
                                                                    -------   -------   -------
          Total earnings for primary computation..................   28,529    20,099    28,947
Eliminate interest expense (net of taxes) on convertible
  subordinated debentures.........................................    --        --        1,191
                                                                    -------   -------   -------
          Total earnings for fully diluted computation............  $28,529   $20,999   $30,138
                                                                    =======   =======   =======
Earnings per share:
  Primary.........................................................  $  2.39   $  1.63   $  2.82
                                                                    =======   =======   =======
  Fully diluted...................................................  $  2.37   $  1.63   $  2.44
                                                                    =======   =======   =======

     All share and per share information has been restated to retroactively reflect the effect of the two-for-one stock split approved by the Board of Directors on March 2, 1996.